Exhibit 10.9

PARATEK PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the "Board") who is not also serving as an employee of Paratek Pharmaceuticals, Inc. (the "Company") or any of its subsidiaries (each such member, an "Eligible Director") will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This Non-Employee Director Compensation Policy is effective on January 1, 2021 (the "Effective Date"). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date for which service begins for a cash payment, or the date of grant for an equity award, as the case may be (e.g., an election to decline the cash payment to be made for a quarter must be made prior to the date the quarter begins). This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board, and supersedes any prior policies related to compensation of Eligible Directors.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with a pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $45,000
2.	Annual Committee Chair Service Retainer:
a.	Chairman of the Audit Committee: $20,000
b.	Chairman of the Compensation Committee: $15,000
c.	Chairman of the Nominating and Corporate Governance Committee: $10,000
3.	Annual Committee Member Service Retainer (other than Chairman):
a.	Member of the Audit Committee: $10,000
b.	Member of the Compensation Committee: $7,500
c.	Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The stock options and restricted stock units set forth below will be granted under the Company's 2015 Equity Incentive Plan (the "Plan”). All stock options granted under this policy will be non-statutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). In addition to the vesting schedules described below, in the event of a Change in Control or a Corporate Transaction (each, as defined in the Plan), any unvested portion of the stock options and restricted stock units described below will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director's Continuous Service (as defined in the Plan) on the effective date of such transaction.

FINAL approved by CC (December 9, 2020)

1.

Initial Grant: On the last trading day of the month in which an Eligible Director is initially elected or appointed to the Board (or if there is no trading day in that month on or after the date of election or appointment of the Eligible Director, then on the last trading day of the month following the month in which an Eligible Director is initially elected or appointed to the Board), the Eligible Director will be granted automatically, without further action by the Board or Compensation Committee of the Board, (i) stock options to purchase 12,800 shares of the Company's Common Stock and (ii) Restricted Stock Units (RSUs) representing 19,200 shares of the Company’s Common Stock. The shares subject to each such (i) stock option will vest as to 1/36 of the shares on the last day of the month following the month of the date of grant, and on the last day of each successive month thereafter until fully vested, and (ii) 1/3 of the RSUs will vest on each successive one-year anniversary following the grant date over a three-year period, in either case, subject to the Eligible Director's Continuous Service (as defined in the Plan) through such vesting dates. No Initial Grant will be granted to an Eligible Director who is already serving as a director on the Effective Date.

2.

Annual Grant:  At the Compensation Committee meeting held in January or February of each year for the purpose of granting executives annual equity incentive awards following the Effective Date or, if a Compensation Committee meeting is not held by the end of February of any year, on the last trading date in February of such year following the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board on such date will be granted automatically, without further action by the Board or Compensation Committee of the Board, a stock option to purchase 7,000 shares of the Company's Common Stock and Restricted Stock Units (RSUs) representing 9,000 shares of the Company’s Common Stock.  The shares subject to each such (i) stock option will vest as to 1/12 of the shares on the one-month anniversary following the vesting commencement date, and on the same calendar date of each successive month thereafter until fully vested, and (ii) RSUs on the one-year anniversary following the grant date, subject, in either case, to the Eligible Director's Continuous Service (as defined in the Plan) through such vesting date.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings.

2

FINAL approved by CC (December 9, 2020)